Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated October 6, 2014, except for Note O, as to which the date is January 15, 2015, with respect to the financial statements of Entellus Medical, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Minneapolis, Minnesota

January 26, 2015